Exhibit (a)(1)(D)
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I Home | Logout Salliemae Option Exchange program Learn more about the You have until 11:59 Global Shares Sallie Mae Option p.m. EOT on June 14, 2010 tO make your Phone number: 1.377.231.1697 election. Communications Email: View* Make (Change salliemaeexchanqeaqlobalshares.com My Election Brea.Even Caicuiator ™ Center Representatives wii, he Tender Offer Document available to assistyou 24/7 New Option Agreement Plan Document . • (62010 Global Shares Inc.. All Rights Reserved :’""•. ULOBAt O.SHASfS

I Home | Logout Sallemae Option Welcome: Theresa Latham 617970 Learn more about the You have until 11:59 Global Shares Sallie Mae Option p.m. EOT on June 14, Exchange Program: 2010 to make your Phone number 1.377.231.1697 election. Email1 “7771 Announcement Letter View* Make*Change salliemaeexchanqeaqlobalshares.com My Election Information Sheet Break Even Calculator Ca” Center ftepresentaltes will be Tender Offer Document available to assistyou 24/7 New Option Agreement Plan Document tilOEIAI D^lUHI-S

I Home | Logout Brill [i- iifiH Make My Election — Election Page Important information regarding this offer is found in the Offer to Exchange, Please read the Offer to Exchange Before making your election. Make your election to accept or decline the offer below. Eligible Options Grant Grant Expiration Options Optons Options Exchange I’t™’ E’eCti0n Grant”! 09-22-2004 NQ $43.48 09-22-2014 250 250 0 2.1917 114 C Yes I accept C No I decline Grant2 10-12-2005 SAR $52.40 10-12-2015 200 200 0 2.3323 85 C yes I accept f No I decline Grants 07-03-2006 SAR 152.74 07-03-2016 300 300 0 2.1359 137 (~ Yes I accept <” No I decline Grant4 01-31-2008 SAR $21.50 01-31-2018 250 250 0 1.1119 224 C Yes I accept C No I decline Grants 01-31-2008 SAR $21.50 01-31-2018 250 0 250 1.1694 213 C Yes I accept C No I decline Note: Vesting schedules will change if you elect to participate in the Option Exchange Program. Please mouse over Eligible Options Outstanding and New Options Granted to review.

Grant	Grant Date	Type	Price	Date	Outstanding	Vested	Unvested	Ratio*	Replacement Options	Election	
Grant 1	09-22-2004	NQ	$43.48	09-22-2014	250	250	0	2.1917	114	○ Yes I accept	○ No I decline
Grant 2	10-12-2005	SAR	$52.40	10-12-2015	200	200	0	2.3323	85	○ Yes I accept	○ No I decline
Grant 3	07-03-2006	SAR	$52.74	07-03-2016	300	300	0	2.1859	137	○ Yes I accept	○ No I decline
Grant 4	01-31-2008	SAR	$21.50	01-31-2018	250	250	0	1.1119	224	○ Yes I accept	○ No I decline
Grant 5	01-31-2008	SAR	$21.50	01-31-2018	250	0	250	1.1694	213	○ Yes I accept	○ No I decline

Note: Vesting schedules will change if you elect to participate in the Option Exchange Program. Please mouse over Eligible Options Outstanding and New Options Granted to review.

* The exchange ratios may be adjusted prior to the expiration of the Option Exchange Program. If the exchange ratios are adjusted, we will post an announcement in the "Communications" link on the Home Page of this website. For more information see Section III.2 of the Offer to Exchange.

Grant Type Legend:
SAR = Net Settled Stock Option
NQ = Non-Qualified Stock Option
ISO = Incentive Stock Option

I understand that by accepting this offer I am agreeing to the cancellation of my Eligible Options, and the grant of Replacement Options, as described in the Offer to Exchange. To review the Offer to Exchange please click here [link to the Offer to Exchange] . To review the New Option Agreement, please click here [link to New Option Agreement]. **I understand that my acceptance of the offer and consent to the exchange is irrevocable once the Option Eexchange Program has expired.**

I understand that if I have declined this offer, my options will remain outstanding as initially granted, and that once the Option Exchange Program has expired, I will not have another opportunity to participate in this exchange program.

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GLOBAL SHARES

Eligible Options

Grant	Grant Date	Grant Type	Grant Price	Expiration Date	Options Outstanding	Options Vested	Options Unvested	Exchange Ratio*	# of Replacement Options	Election
Grant 1	09-22-2004	NQ	$43.48	09-22-2014	250	250	0	2.1917	114	◉ Yes I accept ○ No I decline
Grant 2	10-12-2005	SAR	$52.40	10-12-2015	200	200				
Grant 3	07-03-2006	SAR	$52.74	07-03-2016	300	300				
Grant 4	01-31-2008	SAR	$21.50	01-31-2018	250	250				
Grant 5	01-31-2008	SAR	$21.50	01-31-2018	250	0				

I understand that by accepting this offer I am agreeing to the cancellation of my Eligible Options, as described in the Offer to Exchange.
To review this information, refer to the documents on the home page.
I understand that in connection with such cancellation,
I will be granted replacement options.
I understand that my acceptance of the offer and consent to the exchange is irrevocable once the Option Exchange Program has ended.

Note: Vesting schedules will change if you elect to participate in the Option Exchange Program. Please mouse over Eligible Options Outstanding and New Options Granted to review.

* The exchange ratios may be adjusted prior to the expiration of the Option Exchange Program. If the exchange ratios are adjusted, we will post an announcement in the "Communications" link on the Home Page of this website. For more information see Section III.2 of the Offer to Exchange.

Grant Type Legend:
SAR = Net Settled Stock Option
NQ = Non-Qualified Stock Option
ISO = Incentive Stock Option

I understand that by accepting this offer I am agreeing to the cancellation of my Eligible Options, and the grant of Replacement Options, as described in the Offer to Exchange. To review the Offer to Exchange please click here [link to the Offer to Exchange] . To review the New Option Agreement, please click here [link to New Option Agreement]. **I understand that my acceptance of the offer and consent to the exchange is irrevocable once the Option Eexchange Program has expired.**

I understand that if I have declined this offer, my options will remain outstanding as initially granted, and that once the Option Exchange Program has expired, I will not have another opportunity to participate in this exchange program.

Next »

Grant Grant Expiration Options Options Options Exchange • Replacement Election Type Price Date Outstanding Vested Unvested Ratio* Options Grant”! 09-22-2004 NQ $43.48 09-22-2014 250 250 0 2.1917 114 (• Yes I accept f No I decline Grant2 10-12-2005 SAR $52.40 10-12-2015 200 200 0 2.3323 85 P1 Yes I accept <~ No I decline Grants 07-03-2006 SAR $52.74 07-03-2016 300 300 0 2.1359 137 f Yes I accept <” No I decline Grant4 01-31-2008 SAR $21.50 01-31-2018 250 250 0 1.1119 224 P Yes I accept <~ No I decline Grants 01-31-2008 SAR $21.50 01-31-2018 250 0 250 1.1694 213 <• Yes I accept C No I decline I understand that by declining this offer, my options will remain ou’ Note: Vesting schedules will change if you elect to participate in the Option Exchange P and that I will not have another opportunity to participate in this es

Outstanding and New Options Granted to review. [once the Option Exchange Program expires. * The exchange ratios maybe adjusted prior to the expiration of the Option Exchange Program. If the exchange ratios are adjusted, we will post an announcement in the “Communications” link on the Home Page of this website. For more information see Section III.2 of the Offer to Exchange. GrantType Legend: SAR = Net Settled Stock Option NQ = Non-Qualified Stock Option ISO = Incentive Stock Option I understand that by accepting this offer I am agreeing to the cancellation of my Eligible Options, and the grant of Replacement Options, as described in the Offer to Exchange. To review the Offer to Exchange please click here [ link to the Offer to Exchange ]. To review the New Option Agreement, please click here [link to New Option Agreement]. I understand that my acceptance of the offer and consent to the exchange is irrevocable once the Option Eexchange Program has expired. I understand that if I have declined this offer, my options will remain outstanding as initially granted, and that once the Option Exchange Program has expired, I will not have another opportunity to participate in this exchange program. •BB

Home | Logout ^^^^^^^^^^^^^^^^^^^^^^^^B 14:24:17 ^^^^^^^^^^^^^^^^^^^B | ^^v^^p ^H ^^^P^P^^B Make My Election — Summary Emplo..e5 I-:: Review the Exchange Election Summary below. If yoj want to change your election choice now, select the BACK button below and make your change (do not jse the back arrow on your browser). Select SUBMIT to complete making an election. Options Options Optons # of Replacement Exchange Election Grant Grant Date Grant Price Outstanding Vested Unvested Optons Summary Grant 1 09-22-2004 £43.48 250 250 0 114- Yes Grant 2 10-12-2005 $52.40 200 200 0 85 Yes Grants 07-03-2006 152.74 300 300 0 137 Yes Grant 4 01-31-2008 (21.50 250 250 0 224. Yes Grants 01-31-2008 (21.50 250 0 250 213 Yes If you do not submit your election before the expiration of the Option Exchange Program (11:59 p.m. Eastern Daylight Time on June 14, 2010) it will be treated as an election to decline the offer. No elections will be processed following the expirationot the Option Exchange Program

I If yoj want to change your election choice now, select the BACK button below and make your change (do not jse the back arrow on your browser). Select SUBMIT to complete ma king an election. Eligible Options Options Options Options # of Replacement Exchange Election Grant Grant Date Grant Price Outstanding Vested Invested Options Summary Grant 1 09-22-2004 £43.48 250 250 0 114- Yes Grant 2 10-12-2005 $52.40 200 200 0 85 Yes Grant3 07-03-2006 $52.74 300 300 0 137 Yes Grant 4 01-31-2008 (21.50 250 250 0 224 Yes Grant5 01-31-2008 (21.50 250 0 250 213 Yes If you do not submit your electon before the expiration of the Opton Exchange Program (11:59 p.m. Eastern Daylight Time on June 14, 2010) it will be treated as an electon to decline the offer. Wo elections will be processed following the expiration of the Option Exchange Program I understand that by accepting this offer I am agreeing to the cancellation of my Eligible Options and the grant of Replacement Options, as described in the Offer to Exchange. To review the Offer to Exchange, please dick here [link to the Offer to Exchange]. To review the New Option Agreement, please click here [link to New Option Agreement]. I understand that my acceptance of the offer and consent to the exchange is irrevocable once the Option Exchange Program has expired. I understand that if I have declined this offer, my options will remain outstanding as initially granted, and that once the Option Exchange Program has expired, I will not have another opportunity to participate in this exchange program. 4fl ^P IE ©2010 Global Shares Inc.. All Rights Reserved •’"'•* iiJOIMI.O^SHAKI-.S

I Home | Logout I I By submitting my election, I acknowledge and agree to the following: I have received and reviewed the Offer to Exchange Certain Outstanding Stock Options for Replacement Stock Options dated May 14. 2010 (the “Offerto Exchange”) and the form of stock option agreement for Replacement Options (the “Agreement”). I have read carefully, understand and agree to be bound by all the terms and conditions of the Offer as described in the Offer to Exchange and the Agreement. Capitalized terms not defined herein have the meaning set forth in the Offer to Exchange. I understand that my latest dated election received before expiration of the Offer will constitute a binding agreement between SLM Corporation (“Sallie Mae”) and me with respect to my Eligible Options that are accepted for cancellation and exchange by Sallie Mae. By submitting this election, I elect to accept or to decline the offer to exchange Eligible Options as I have indicated. By electing to accept the offer to exchange Eligible Options. I agree that any Eligible Options that I validly elect to exchange, if accepted for cancellation and exchange, will be cancelled, and I will lose all my rights to purchase any shares underthe exchanged Eligible Options. By electing to exchange my Eligible Options. I also agree that if my election is accepted, my election also constitutes my acceptance of Replacement Options granted in exchange therefore and my agreement to the terms and conditions set forth in the Agreement. If I have previously submitted an election to exchange some or all of my Eligible Options and wish to withdraw one or more of my tendered options from the Offer and/or change my election to exchange Eligible Options, by submitting this election. I elect to exchange or not exchange the Eligible Options indicated. I understand that I may decline to exchange my Eligible Options, and participation in the Offer is completely voluntary. If I elect to participate in the Offer, I may elect to exchange any or all of my Eligible Options on a grant-by-grant basis. If I do not wish to participate in the Offer, no action is required on my part. I understand that, if I do not validly elect to exchange some or all of my Eligible Options by the time that the Offer expires and if I decline to exchange some or all of my Eligible Options. I will be deemed to have rejected the Offer with respect to such Eligible Options, I will not receive any Replacement Options in exchange for such Eligible Options, and I will continue to hold the Eligible Options that I do not elect to exchange, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between Sallie Mae and me. subject to the possible effect on

Sallie Mae has advised me to carefully consider the risks of participating or not participating in the Offer and to consult with rny own investment, tax and legal advisors as to the consequences of participating or not participating in this Offer before making any decision whetherto participate. I understand that participation in the Offerwill not be construed to confer upon me any right to remain an employee of Sallie Mae or any of its affiliates for any period, and that my employment or service can be terminated at any time by me or Sallie Mae (or one of Sallie Mae’s affiliates, as applicable), with or without cause or notice unless otherwise required by applicable law. in accordance with the terms of my employment with Sallie Mae or any of its affiliates, and without additional severance payments except as otherwise required by law or contract. I understand that the terms of my employment with Sallie Mae or any of its affiliates are not affected or changed by the Offer or participation in the Offer (other than to the extent that Replacement Options replace Eligible Options). I understand that the Replacement Options to be granted in the Offer do not create any contractual or other right to receive any otherfuture equity or cash compensation, payments or benefits. I understand that my right to participate in the Offerwill terminate effective as of the date that I am no longer employed with Sallie Mae or an affiliate, as determined by Sallie Mae for purposes of the Offer, and that generally, if I exchange Eligible Options for Replacement Options and then cease to be employed by Sallie Mae or any of its affiliates before the Replacement Options vest, I will forfeit any unvested portion of the Replacement Options. I understand that Sallie Mae. subject to applicable law. may extend or amend the Offer and postpone its acceptance and cancellation of my Eligible Options that I have tendered for exchange. I understand that Sallie Mae may terminate the Offer if any of the conditions specif ed in Section 111.10 of the Offer to Exchange occurs. In such event. I understand that rny Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions. I hereby agree to receiving electronic delivery of notices, statements, reports and other documents and materials related to any Replacement Options that I receive. I understand that by accepting the Offer, I explicitly and unambiguously consent to trie collection, jse and transfer, in electron! cor other form, of rny personal data as described in this document by and among, as applicable, Sallie Mae and its affiliates for the exclusive purpose of implementing, administering and managing rny participation in the Offer and the SLM Corporation 2009-2012 Incentive Plan. I have been advised that Sallie Mae and its affiliates may hold certain personal information about me, including, but not limited to, rny name, home address and telephone number, date of birth, identif cation number, salary, nationality, job title, any shares of slock or directorships held in Sallie Mae, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing Sallie Mae’s stock and other employee benefit plans and this Offer (“Data”). I have been advised that Data may be transferred to Merrill Lynch, Global Shares or such other stock plan service provider as may be selected by Sallie Mae in the future that is assist ng in the implementation, administration and management of the Offer, that these recipients may be located in my country, or elsewhere, and that the recipient’s country may have different data privacy laws and protectons than in my country. I have been advised that I mav renneRt a list with names and anVlressefi of anv notentisl rer.inients of the Data hv r.ontar.tinn mv local human resources

I hereby agree to receiving electronic delivery of notices, statements, reports and other documents and materials related to any Replacement Options that I receive. I understand that by accept ngthe Offer, I explicitly and unambiguously consent to the collection, jse and transfer, in electron! cor other form, of rny personal data as described in this document by and among, as applicable, Sallie Mae and its affiliates for the exclusive purpose of implementing, administering and managing my participation in the Offer and the SLM Corporation 2009-2012 Incentive Plan. I have been advised that Sallie Mae and its affiliates may hold certain personal information about me, including, but not limited to, rny name, home address and telephone number, date of birth, identif cation number, salary, nationality, job title, any shares of slock or directorships held in Sallie Mae. details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing Sallie Mae’s stock and other employee benefit plans and this Offer (“Data”). I have been advised that Data may be transferred to Merrill Lynch, Global Shares or such other stock plan service provider as may be selected by Sallie Mae in the future that is assisting in the implementation, administration and management of the Offer, that these recipients may be located in rny country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in my country. I have been advised that I may request a list with names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize Sallie Mae, Merrill Lynch, Global Shares and any other possible recipients that may assist Sallie Mae (presently or in the future) with implementing, administering and managing the Offer to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in Sallie Mae’s stock and other employee benef t plans and this Offer. I have been advised that Data will be held only as long as is necessary to implement, administer and manage my participation in the stock and other employee benef t plans and this Offer. I have been advised that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting my local human resources representative in writing. I have been advised that refusing or withdrawing my consent under this paragraph may affect my ability to participate in this Offer. I understand that rny elections and agreements will survive rny death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns. SALLIE MAE DOES NOT VIEW THE CERTIFICATION MADE BY OPTION HOLDERS THAT THEY HAVE READ THE OFFERING MATERIALS AS A WAIVER OF LIABILITY AND PROMISES NOT TO ASSERT THATTHE PROVISION CONSTITUTES A WAIVER OF LIABILITY. Back | Agreed and Accepted ©2010 Global Shares Inc.. All Rights Reserved •’"'•* OUlBALOSHAHliS

Employee Icl 1517370 Time: 14:27:25 Dais: 05-14-2010 Make My Election — CONFIRMATION Congratulations, your election choice has been submitted! You will receive a confirmation email with a summary ot your election. You will receive information regarding your new grant from Merrill Lynch following the Option Exchange Program. You may change your election before 11:S9p,m, Eastern Daylight Time on June 14, 2010 by returning to this site: www. salliemaeexchange.com Print a copy ot this confirmation for your records by clicking here [PRIHTI, or close this session by clicking here [CLOSE1 Important: If you would prefer a paper conf rmation mailed to you, please check this box: l~~ Options Options Options # of Replacement Exchange Election Grant Grant Date GrantPrice Outstanding Vested Unvested Options Summary Grant 1 09-22-2004 £43.48 250 250 0 114 Yes Grant 2 10-12-2005 £52.40 200 200 0 85 Yes Grants 07-03-2006 £52.74 300 300 0 137 Yes Grant 4 01-31-2008 £21.50 250 250 0 224 Yes Grant5 01-31-2008 £21.50 250 0 250 213 Yes ©2010 Global Shares Inc.. All Rights Reserved •’"'•* (iUlhiUU.SHAKIS

I Home | Logout I 1 [___I421£J Brill [i- iifiH Important Legal Notification: The Break Even Calculator presents, in a variety of formats, a comparison between the gross pre-tax proceeds that hypothetical^ could be realized from Eligible Options and those that could be realized from Replacement Options. Gross pre-tax proceeds is an amount based on the difference between an option exercise price and the market price ofSLM Corporation common stock, and assumes that an option is vested and exercised and the shares are immediately sold at the hypothetical market price. Gross pre-tax proceeds does not take into account the effect of income and other employment taxes that arise in connection with exercising an option ortransaction costs, and it is affected by a number of assumptions [including the assumption that shares received upon exercise of an option are sold at a specified market price) and other variables, such as the applicable exchange ratio and the exercise price for Replacement Options.The exercise price for the Replacement Options used in the Break Even Calculator is based on the most recent daily closing price for SLM Corporation common stock and, therefore, likely will differ from the actual exercise price for Replacement Options. All Replacement Options granted pursuant to the Option Exchange Program will have an exercise price equal to the closing price of our common stock as reported by the NYSE on the grant date for the Replacement Options and will be granted promptly following expiration of the Offer. The Break Even Calculator also does not reflect or take into account the fact that the vesting schedule of Replacement Options will differ from the vesting terms of Eligible Options, and it does not reflect your personal tax or financial circumstances. You should consult your tax, financial and legal advisors for details on your specific situation. In providing the Break Even Calculator. SLM Corporation makes no forecast or projection regarding the exercise price of Replacement Options that will be granted under the Option Exchange Program or regarding the future market price of SLM Corporation common stock, which may increase or decrease, and makes no recommendation as to whether or not you should participate in the Offer. You are responsible for verifying the accuracy of any information that you enter into the Break Even Calculator. Next | ©2010 Global Shares Inc.. All Rights Reserved ••"'•*.

Home | Logout Option Exchange — Break Even Calculator Selectthe option granted: | Select 3 Calculate 1. Evaluate your original and new option grants An exchange of options may result in fewer shares but at the current market price on the date of grant. The Exchange Ratio is set based on the information provided in the Offer to Exchange. Eligible Options Exchange Rato* Replacement Options Options Outstanding 0 Options Outstanding 0 GrantPrice t 1 to 1 Exercise Price $12.00 Expiration Date Expiration Date * The exchange ratios may be adjusted prior to expiration of the Option Exchange Program. If the exchange ratios are adjusted, we will post an announcement in the “Communications” link on the Home Page of this website. For more information see Section III.2 of the Offer to Exchange. 2.Evaluate break even point Option grant to equal the pre-tax gross proceeds from the exercise of Replacement Options. At higher slock prices, the pre-tax gross proceeds from the Eligible Options would exceed those of the Replacement Options. Breakeven stock price: to Eligible Options Replacement Options Pre tax proceeds from option exercise (Taxable Eligible Options Exchange Ratio* Replacement Options Options Outstanding 0 Options Outstanding 0 Grant Price $1 to 1 Exercise Price $12.00 Expiration Date Expiration Date * The exchange ratios may be adjusted prior to expiration of the Option Exchange Program. If the exchange ratios are adjusted, we will post an announcement in the “Communications” link on the Home Page of this website. For more information see Section III.2 of the Offer to Exchange. 2.Evaluate break even point Option grant to equal the pre-tax gross proceeds from the exercise of Replacement Options. At higher slock prices, the pre-tax gross proceeds from the Eligible Options would exceed those of the Replacement Options. Break even stock price: $0Eligible Options Replacement Options Pre tax gross proceeds from option exercise (Taxable Compensation): 3. Model option exercises at a hypothetical sale price What price do you think yoj would exercise these options and sell the shares? Input your hypothetical sale price: Hypothetical exercise price: Eligible Option Info Replacement Option Info Pre tax gross proceeds from option exercise and sale (Taxable Compensation): ©2010 Global Shares Inc.. All Rights Reserved 01.0 BALO.SH/VKliS